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                                FILED PURSUANT TO RULE 424(b)(3) AND RULE 424(c)
                                                      REGISTRATION NO. 333-80851
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 12, 1999)

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                             PROSPECTUS SUPPLEMENT

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                                1,868,480 Shares

                          VERITAS SOFTWARE CORPORATION

                                  Common Stock

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     This prospectus supplement relates to the offering of VERITAS Software
Corporation common stock in exchange for exchangeable shares of TeleBackup Exchangeco, Inc., as described on pages 91 to 93 of the prospectus dated August 12, 1999, as supplemented April 27, 2000, May 15, 2000, July 19, 2000, October 13, 2000 and November 14, 2000 (the "Prospectus"), to which this prospectus supplement is attached.

     This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. All capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the Prospectus.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is November 20, 2000.
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VERITAS NAMES GARY L. BLOOM PRESIDENT AND CHIEF EXECUTIVE OFFICER

     On November 17, 2000 VERITAS announced that it has named Gary L. Bloom as president and chief executive officer of VERITAS, and that Mark Leslie will continue to serve as chairman of the board of directors.

VERITAS CHOOSES NOT TO MAKE CASH ELECTION IN TRANSACTION WITH SEAGATE TECHNOLOGY

     On November 17, 2000 VERITAS announced that it has chosen not to make a cash election in connection with the proposed three-party transaction involving the sale of the operating assets of Seagate Technology, Inc., to a company formed by a group of private equity firms led by Silver Lake Partners, followed by a merger between Seagate and a subsidiary of VERITAS.

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